Exhibit 99.1



                   L-3 COMMUNICATIONS AND POWER2SHIP AGREE TO
                COLLABORATE ON DUAL USE TRANSPORTATION SOLUTION

Power2Ship Inc. (OTCBB: PWRI) announced today their collaboration with L-3 Communications (NYSE: LLL) on a comprehensive, end-to-end solution for secure and efficient container transportation worldwide. This solution is targeted to meet the recent Department of Homeland Security objective outlined by Secretary Chertoff for supply chain security. Chertoff, in discussing the Department's focus, recently stated "DHS must base its work on priorities driven by risk".

Since its creation, the Department of Homeland Security has created programs to safeguard our borders from threats. However, securing the movement of containers through the ports and across highways and rail systems has proven much more difficult. "Our risk-based solution focuses on both the containers and on all of the related transportation service providers in the supply chain," commented Michael Darden, President, Power2Ship, Inc.

The underlying tenet that drives this particular supply chain security model is dual-focus - meeting both the needs and priorities of industry and of homeland security. "Our solution provides measurable benefits and efficiencies for industry, ensuring also its self-sustainability, while additionally enhancing our Nation's security," commented Dr. Linda Brent, Director, Homeland Security, L-3 Communications.

ABOUT POWER2SHIP:
Headquartered in Boca Raton, Florida, Power2Ship is an Application Service Provider that specializes in real time transportation information collection and processing with event driven software that optimizes the utilization of transportation assets while providing real time information to trading partners. Its product offerings service the supply chain management industry from manufacturers and distributors of goods to the service providers that transport the goods.

For more information about Power2Ship contact:
----------------------------------------------
Richard Hersh, Chairman and Chief Executive Officer: (561) 998-7557 or
(866) 998-7557
e-mail: rhersh@power2ship.com



Congress Corporate Plaza                                     Tel: 561-998-7557
903 Clint Moore Road                                   Toll-free: 866-727-4995
Boca Raton, Florida 33487                                    Fax: 561-998-7821


      www.power2ship.com   --   www.p2scarrier.com   --   www.p2sshipper.com

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